UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2005

Health Management Associates, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida	34108-2710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective August 20, 2005, William J. Schoen, the non-employed Chairman of the Board of Health Management Associates, Inc. (the “Company”), adopted a pre-arranged stock trading plan in accordance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended.

Rule 10b5-1 permits the adoption of a written plan by a person, at a time when such person is not in possession of material non-public information, pursuant to which a registrant’s shares can be sold in the future at predetermined times and in accordance with pre-established price parameters.

Mr. Schoen’s plan, which commences on August 30, 2005, applies to a maximum of 3.175 million shares of the Company’s common stock that he may acquire upon exercise of currently exercisable stock options due to expire within the next two years. The plan excludes 5,799,820 shares of the Company’s common stock that are owned by various trusts of which Mr. Schoen is settlor, trustee and/or beneficiary. Mr. Schoen informed the Company that he adopted the plan to facilitate his estate planning goals. In addition, Mr. Schoen informed the Company that all transactions under the plan will be disclosed by him publicly in accordance with applicable securities laws.

The Company does not undertake to report any modifications, terminations, transactions or other activities under Mr. Schoen’s plan, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Management Associates, Inc.

Date: August 25, 2005	By:	/s/ Robert E. Farnham
Robert E. Farnham
Senior Vice President and
Chief Financial Officer